EXHIBIT 99.1

SENOMYX RECEIVES GENERALLY RECOGNIZED AS SAFE (GRAS) DETERMINATION FOR S6973 SUCROSE ENHANCER

*  S6973 is a new flavor ingredient that enables up to 50% reduction of sucrose while maintaining the sweet taste of natural sugar

*  GRAS status allows S6973 to be used in broad range of products in the U.S. and elsewhere

SAN DIEGO, CA — October 23, 2009 — Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the food, beverage and ingredient supply industries, announced today that it has been notified by the Flavor and Extract Manufacturers Association (FEMA) that its sucrose enhancer, S6973, has been determined to be Generally Recognized As Safe (GRAS) under the provisions of the Federal Food, Drug and Cosmetic Act, administered by the United States Food and Drug Administration (FDA).  Sucrose (common table sugar) is widely used in many food and beverage products.  Taste tests have demonstrated that S6973, which was discovered and developed by Senomyx, enables the reduction of up to 50% of the sucrose present in product prototypes while maintaining the sweet taste of natural sugar.  This GRAS determination allows S6973 to be incorporated into specified products in the U.S. and in numerous other countries.

“Receiving GRAS determination for our S6973 sucrose enhancer is one of Senomyx’s most important achievements and represents a significant commercial opportunity for the Company,” stated Kent Snyder, Chief Executive Officer of Senomyx.  “By enabling a meaningful reduction in sugar content without altering the sweet taste, S6973 could allow manufacturers to offer appealing products with lower calories and improved nutritional profiles.”  Limiting sugar consumption is a priority for the many consumers who have dietary concerns, particularly the growing number of adults and children affected by obesity or diabetes.

Senomyx had stated previously that its goal was to obtain a GRAS determination for S6973 by the end of the first quarter of 2010.  “We are excited to receive the GRAS designation earlier than originally anticipated,” Snyder noted.  “Due to the outstanding efforts of our scientific and regulatory team, Senomyx was able to submit an application for the use of S6973 in a large number of products ahead of our expected timeframe.  We are extremely pleased to be granted GRAS status for all of the uses and use levels requested.”

The GRAS designation allows usage of S6973 in baked goods, cereals, gum, condiments and relishes, confectioneries and frostings, frozen dairy offerings, fruit ices, gelatins and puddings, hard and soft candy, jams and jellies, milk products, and sauces.  Numerous individual product types are included in each of these broad categories.  In addition, the Company is evaluating the opportunity to pursue a GRAS designation for S6973 in additional product categories in the future.

As discussed previously, Senomyx is also continuing the evaluation of additional sucrose enhancers.  These enhancers have distinct physical properties that may be advantageous for a variety of beverage products that have specific requirements due to packaging and storage conditions utilized by the beverage industry.  “We look forward to completing development of the new promising sucrose enhancers that could address the special needs of these products,” Snyder added.

S6973 was discovered and developed using Senomyx’s proprietary taste receptor technologies, which have yielded other unique flavor ingredients.  In November 2008 Senomyx was awarded a GRAS designation for S2383, a highly effective enhancer of sucralose, a high-intensity sweetener used in a wide variety of beverages and foods such as confectionaries, baked goods, desserts, and dairy products, as well as over-the-counter (OTC) healthcare products and dietary supplements.  Pre-commercialization activities have been initiated for S2383.

The Company has also received GRAS status for four savory flavor ingredients that have complementary characteristics which make them appropriate for different product categories.  One of Senomyx’s savory flavor ingredients is currently incorporated into products being marketed by Nestlé.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding: the expected benefits and potential market for Senomyx’s new flavor ingredients, including S2383 and S6973; the ability of S2383 and S6973 to reduce the amount of sucralose and sucrose, respectively, in food and beverage products; the extent to which the company’s collaborators or other packaged food and beverage manufacturers will incorporate the company’s new flavor ingredients into packaged food and beverage products; whether Senomyx will pursue GRAS designation of S6973 for additional product categories in the future; and Senomyx’s ability to discover and complete the development of additional sucrose enhancers with distinct physical properties useful for other product applications. Actual results may differ materially from those expressed or implied by such forward-looking statements due to numerous factors, including the following risks: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is also dependent on its current and any future product discovery and development collaborators to develop, manufacture and commercialize Senomyx flavor ingredients, including S2383, S6973 and any flavor ingredients Senomyx may discover or develop in the future; the cost to manufacture and/or formulate Senomyx flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market acceptance of Senomyx flavor ingredients; new flavor ingredients must undergo safety review and not all new flavor ingredients may be safe for their intended uses; Senomyx may be asked to complete additional studies to evaluate and/or monitor the safety of new flavor ingredients in order to maintain applicable regulatory approvals; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; the development and commercialization by others of competing products or alternative technologies; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

(858) 646-8369

gwen.rosenberg@senomyx.com

#####